PRESS RELEASE

Financial Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.258.6637 kelliepruitt@htareit.com	Robert Milligan Director of Finance Healthcare Trust of America, Inc. 480.998.3478 robertmilligan@htareit.com

Healthcare Trust of America, Inc. to Acquire Rush Medical Office Building for $54 million

Scottsdale, Arizona (July 23, 2012) – Healthcare Trust of America, Inc. (NYSE:HTA) (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, announced the execution of a definitive agreement to acquire the Rush Medical Office Building (“Rush MOB”) in Oak Park, Illinois for approximately $54 million. The closing of the acquisition is subject to the satisfaction of customary closing conditions.

The Rush MOB is being acquired by HTA pursuant to a purchase option associated with a mortgage HTA invested in during December 2009.  The mortgage was secured by the Rush MOB and included an option in favor of HTA to acquire the Rush MOB beginning in June 2012.  The Rush MOB is a 135,000 square foot, on-campus medical office building that is 100% master leased under a triple-net lease through 2019 to Rush University Medical Center.  Rush University Medical Center, rated A2 by Moody’s, is a not-for-profit academic medical center comprising Rush University Medical Center, Rush University, Rush Oak Park Hospital and Rush Health. The building is connected with an enclosed walkway to Rush Oak Park Hospital, which is considered one of the dominant hospitals in the market.

“The Rush transaction continues our Company’s focus on acquiring high-quality, on-campus assets that generate value for our stockholders,” stated Chairman and CEO Scott D. Peters.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a fully-integrated, leading owner of medical office buildings.  HTA listed its shares on the New York Stock Exchange on June 6, 2012. HTA is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are located on the campuses of nationally recognized healthcare systems in the major U.S. metropolitan areas.  Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of gross leasable area located in 26 states. For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies where HTA owns assets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.